UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.            )

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Citigroup Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Commencing on April 7, 2016, Citi sent the following communication to employees:

To:	Citi Employee Shareholders
From:	Citigroup Shareholder Relations
Re:	Reminder to Vote Your Shares

The 2016 Annual Meeting of Citi shareholders will be held on Tuesday, April 26, 2016, at 9 a.m. in the Grand Ballroom at the University of Miami, Student Center Complex, 1330 Miller Drive, Coral Gables, Florida.

To ensure that your vote is counted, we urge all employee shareholders to vote their shares prior to the Annual Meeting. While you are of course free to vote any way you wish, our Board of Directors has recommended that shareholders vote FOR all director nominations (proposal 1) and proposals 2 through 5, and AGAINST proposals 6 through 10.

Additional information about voting your shares and the reasons for our recommendations are contained in the proxy materials you should have received recently, either by e-mail or regular mail. If you have multiple accounts, you may receive more than one card. Please ensure you vote each card you receive.

If you did not receive the annual report and/or proxy statement, you may view them online at http://www.citigroup.com/citi/investor. You may also request paper copies by e-mailing the Document Service Center docserve@citi.com or calling 1-877-936-2737 or 716-730-8055.

Thank you.